UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2008

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3020 Old Ranch Parkway, Suite 200 Seal Beach, California		90740
(Address of Principal Executive Offices)		Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                           Entry Into a Material Definitive Agreement.

On July 1, 2008, we entered into an LNG sales agreement with Williams Four Corners LLC (collectively with its affiliated entities, “Williams”), pursuant to which we will continue purchasing liquefied natural gas (LNG) from Williams at its Ignacio Plant in Colorado.  Williams supplied us with 47% and 32% of the total LNG we purchased during the years ended December 31, 2006 and 2007, respectively.

Under the LNG sales agreement, we are required to purchase specified minimum volumes of LNG per day on a “take or pay” basis at index-based rates.  We are required to purchase 40,000 gallons per day through December 31, 2008.  We may elect to reduce the minimum quantities we are required to purchase for the period January 1, 2009 through June 30, 2011, if we decline to exercise an option on volumes produced during that period.

The LNG sales agreement expires on June 30, 2011, except that Williams may terminate the agreement earlier if (i) we fail to pay an invoice from Williams 15 days after the due date thereof (unless such invoice is disputed by us in good faith), (ii) we make an assignment for the benefit of creditors, file a petition for bankruptcy or otherwise become insolvent, (iii) reasonable grounds for insecurity of payment arise and we fail to give Williams adequate assurance of performance within five days after a request for such assurance, (iv) we fail to maintain insurance coverage, as specified in the agreement, with an insurance company reasonably acceptable to Williams, or (v) Williams becomes subject to regulation which substantially deprives it of the economic benefit of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2008		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer